Delisting Determination, The Nasdaq Stock Market, LLC, September 6, 2024. Global Gas Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Global Gas Corporation, effective at the opening of the trading session on September 16, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on December 18, 2023. On December 22, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On December 22, 2023, the Company received an additional delist determination for its failure to meet certain initial listing requirements under Listing Rule 5505.
On April 22, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On June 21, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company.
The Company securities were suspended on June 25, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on August 5, 2024.